Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations

Katie Turner

Integrated Corporate Relations, Inc.

646-277-1228

Katie.Turner@icrinc.com

HQ Sustainable Maritime Industries, Inc. Announces Industry Leader to Join as a New Board Member

SEATTLE, WA., March 8, 2010 — HQ Sustainable Maritime Industries, Inc. (AMEX: HQS) (“HQS” or the “Company”), a leading producer of functional, sustainable Tilapia biomass, including fish and personal healthcare products, today announced the addition of Dr. Kevin M. Fitzsimmons, to the Company’s Board of Directors, effective March 8, 2010.

Dr. Fitzsimmons serves as the Secretary-Treasurer of the American Tilapia Association and is an Associate Director at International Programs College of Agriculture and Life Sciences at the University of Arizona. For the past ten years, Dr. Fitzsimmons has organized and co-chaired the Annual Tilapia Development Conference sponsored by the China Aquatic Products Processing and Marketing Association and Chinese Government. In addition, over the last six years Dr. Fitzsimmons organized and chaired the International Symposia on Tilapia in Aquaculture, the major industry forum on research, production, processing and marketing of tilapia.

“Dr. Fitzsimmons has 30 years of experience with tilapia research and development. He has assisted the industry’s growth on a global basis and we’re excited to have such an accomplished individual on our Board of Directors,” stated Norbert Sporns, HQ Sustainable Maritime’s President and Chief Executive Officer. “As a leader in the production of functional, sustainable Tilapia biomass products we look forward to Kevin’s future insight and contributions to our Company.”

Additionally, The World Bank as well as Mexican, Chinese, Indian, Egyptian, Guyanese, and Indonesian governments have asked Dr. Fitzsimmons to consult and assist with tilapia development in their countries. Dr. Fitzsimmons’ books and articles on tilapia farming and biology are widely used within the aquaculture industry and academia.

About HQ Sustainable Maritime Industries, Inc.

HQ Sustainable Maritime Industries, Inc. is a leader in the production and marketing of functional, sustainable, biomass products focused on Tilapia aquaculture through vertically integrated operations. HQS practices cooperative farming of sustainable aquaculture, using all-natural enriched feeds. The Company produces and sells wholesale feed products as well as retail focused nutraceutical and health products including Omojo branded health products through direct and franchise sales in China. Additionally, the Company produces and sells Lillian’s Healthy Gourmet Meals and other fish products in the United States. The Company conducts fish processing, production and sales with operations based in the island province of Hainan, in the South China Sea. The Company holds HACCP and GMP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in these international markets. It has also achieved the ISO 9001 quality management system standards certification and the ISO 22000 certification for quality in food safety. The Aquaculture Certification Council, Inc. certified that HQS tilapia farming and processing standards met Best Aquaculture Practices and Moody International Certification Ltd. The Company’s certified co-op farming and processing are in conformity with the new Global G.A.P., the Global Partnership for Good Agriculture Practice, standards for Tilapia. The Chinese government gave organic certification to the Company’s tilapia processing, production, labeling, marketing and management system. A new Feed Mill has been completed producing principally Tilapia feed and is capable of 100,000 MT annual production. In addition to headquarters in Seattle, HQ has operational offices in Wenchang, Hainan. The Company’s website is: http://www.hqfish.com